SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-A/A

                                Amendment No. 2

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(B) OR (G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                              CHS ELECTRONICS, INC.
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             (Exact name of registrant as specified in its charter)

                FLORIDA                                65-0263022
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        (State of Incorporation                     (I.R.S. Employer
           or Organization)                        Identification No.)

         2000 N.W. 84TH AVENUE
             MIAMI, FLORIDA                              33122
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 (Address of principal executive offices)             (Zip Code)

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [X]

Securities Act registration statement file number to which this form relates:
Not applicable.

         TITLE OF EACH CLASS                  NAME OF EACH EXCHANGE ON WHICH
         TO BE SO REGISTERED                  EACH CLASS IS TO BE REGISTERED
-------------------------------------      ------------------------------------

                NONE                                       NONE

Securities to be registered pursuant to Section 12(g) of the Act:
PREFERRED STOCK PURCHASE RIGHTS

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         Reference is hereby made to the Registration Statement on Form 8-A/A filed with the Securities and Exchange commission by CHS Electronics, Inc. (the "Company") on June 4, 1999 (the "Form 8-A/A"). The Form 8-A/A relates to the preferred stock purchase rights (the "Rights") of the Company and the Amended and Restated 1998 Preferred Stock Purchase Rights Agreement dated as of March 18, 1999 (the "Amended Rights Agreement"), by and between the Company and American Stock Transfer & Trust Company, as Rights Agent. The Form 8-A/A is incorporated herein by reference.

         On May 26, 1999, the Company's Board of Directors approved and adopted a second amendment and restatement of the Rights Agreement, dated as of May 26, 1999 (as amended and restated, the "Second Amended Agreement"), a copy of which is attached hereto as Exhibit 1 and incorporated herein by reference.

         In the Second Amended Agreement, among other things, the Company has excluded Computer Associates International, Inc. ("CAI") from the definitions of an "Acquiring Person" and an "Adverse Person" so long as neither CAI nor any of its affiliates is the beneficial owner of more than 19.9% of the Company's Common Stock. The amendment was made to the Second Amended Agreement in connection with a Debenture Purchase Agreement, dated May 26, 1999, between the Company and CAI, pursuant to which the Company issued to CAI certain Floating Rate Convertible Debentures and warrants.

ITEM 2.  EXHIBITS.

         4.1 Second Amended and Restated 1998 Preferred Stock Purchase Rights Agreement dated as of May 26, 1999, by and between CHS Electronics, Inc. and American Stock Transfer & Trust Company, as Rights Agent.

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                    CHS ELECTRONICS, INC.

                                    By: /s/ CRAIG TOLL
                                        -------------------------------------
                                            Craig Toll
                                            Executive Vice President-Finance,
                                            Treasurer and Chief Financial
                                            Officer

Dated: July 21, 1999

                                 EXHIBIT INDEX

EXHIBIT                 DESCRIPTION
-------                 -----------

  4.1 Second Amended and Restated 1998 Preferred Stock Purchase Rights Agreement dated as of May 26, 1999, by and between CHS
           Electronics, Inc. and American Stock Transfer & Trust Company, as Rights Agent.